Exhibit 99(a)
news release
—AT THE COMPANY—
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502
FOR IMMEDIATE RELEASE
WEDNESDAY, October 15, 2008
UFPI reports 2008 third-quarter results
$2.0 million net loss resulting from noncash and other charges of $6.2 million
Company points to solid balance sheet, cash flow
Market share gains, efficiencies driven by continuous improvement, industrial business cited as strong opportunities
GRAND RAPIDS, Mich., Oct. 15, 2008 — Universal Forest Products, Inc. (Nasdaq: UFPI) today announced results for the third quarter of 2008, including net sales of $610.7 million, which compared to net sales of $678.4 for the same period last year. A net loss of $2.0 million, or $0.10 per diluted share, was reported for the quarter, compared with third-quarter net earnings of $11.3 million, or $0.59 per diluted share, in 2007. Third-quarter 2008 results include noncash and other charges totaling $6.2 million for asset impairments and costs associated with idled facilities; there were no such charges for the same period of 2007.
Continued deterioration in housing and unprecedented turmoil in the financial markets weighed heavily on the Company’s performance in the third quarter. Universal said its accomplishments in this current market environment are testament to the strength of its strategies and bode well for its future. “In the toughest conditions in memory, our focus on growing market share, ensuring we’re sized right for our business opportunities, containing costs through continuous improvement, and managing our working capital are paying off,” said President and CEO Michael B. Glenn. “Excluding the impact of the impairments and other costs, we would have had net earnings of nearly $3 million for the quarter.
“I’m pleased with the strength of our balance sheet, which we’ve maintained by focusing on accounts receivable and inventory, resulting in strong cash flow,” he added. “We believe we have the right focus and are doing the right things to take advantage of near-term opportunities while positioning the Company well for a brighter tomorrow.”
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Universal Forest Products, Inc.

The quarter-to-date composite lumber price, which affects the Company’s selling prices, was 4.9% lower in the third quarter of 2008 than the same period of 2007 and had little impact on sales. Moving forward, lumber mill closures may better align supply and demand, but the Company believes weak demand will keep the lumber market depressed through the fourth quarter.
By market, Universal posted the following gross sales results for the third quarter of 2008:
Do-It-Yourself/retail: $251.6 million, a decrease of 5.9% from the same period of 2007. Spending was weak during the quarter, as consumer confidence remained near 16-year lows through late September. Sales to big box customers, who saw declines in same-store sales, were down 4%; sales to other retailers, whose business is more closely tied to housing, were down 10%. The Company expects to maintain market share in DIY/retail through the end of the year.
Industrial packaging/components: $166.3 million, an increase of 5.4% over the third quarter of 2007. The weak economy had an impact on U.S. manufacturing and, therefore, on Universal’s industrial business, in which the Company engineers and manufactures packaging and components primarily for manufacturing and agricultural customers. Universal is selling less to existing customers, whose output has been diminished, but continues to grow its customer base. Acquisitions had a positive impact on sales as did the concrete forming business, an area in which the company anticipates market share growth in 2009.
Site-built construction: $119.8 million, a decrease of 24.2% from the same period of 2007. Quarter-to-date, single-family housing starts declined 38.8% as of August 2008 from the same period of 2007. The Company continues to focus on ensuring it is sized right to its business opportunities and on adding new business opportunities.
Manufactured housing: $85.2 million, a decrease of 22.5% from 2007. According to the most recent statistics available, in August 2008 the industry saw a 16.9% quarter-to-date decrease in shipments of HUD-code homes from the same period of 2007. Modular shipments decreased 34% in the second quarter of 2008 from the same period of 2007, and the Company expects that this trend will have continued into the third quarter. The Company believes the manufactured housing market will remain depressed until the oversupply of site-built homes is absorbed and credit conditions improve.
Overall, the Company faces continued price pressure due to low volumes and struggling competition. The Company believes its cost reduction efforts will continue to drive down its costs and will have a more significant impact in future reporting periods.
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Universal Forest Products, Inc.

OUTLOOK
Due to the unprecedented and prevailing uncertainties throughout the capital markets, which have a direct and material impact on the markets Universal serves, the Company does not believe its previous sales and earnings targets for 2008 are achievable. In addition, the Company believes that current economic conditions limit its ability to provide meaningful guidance for the ranges of likely financial performance; therefore, the Company will not provide guidance for the foreseeable future.
CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. EDT on Thursday, October 16, 2008. The call will be hosted by Executive Chairman William G. Currie, President and CEO Michael B. Glenn, and Chief Financial Officer Michael Cole, and will be available for analysts and institutional investors domestically at (866) 700-6979 and internationally at (617) 213-8836. Use participant password 30016238. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through November 17, 2008, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use participant password 35349732.
UNIVERSAL FOREST PRODUCTS, INC.
Headquartered in Grand Rapids, Mich., with approximately 85 facilities throughout North America, Universal Forest Products engineers, manufactures and markets wood and wood-alternative products for DIY/retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components for various industries. The 53-year-old Company also provides framing services for the site-built market, and forms for concrete construction. For 2007, the Company reported sales of more than $2.5 billion. For information about Universal Forest Products, visit www.ufpi.com.
Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: Adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.
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UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE NINE MONTHS ENDED
SEPTEMBER 2008/2007

	Quarter Period				Year to Date
(In thousands, except per share data)	2008		2007		2008		2007

NET SALES	$610,744	100%	$678,398	100%	$1,808,741	100%	$2,000,541	100%

COST OF GOODS SOLD	545,222	89.3	596,233	87.9	1,603,521	88.7	1,743,151	87.1

GROSS PROFIT	65,522	10.7	82,165	12.1	205,220	11.3	257,390	12.9

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	58,046	9.5	58,792	8.7	178,302	9.9	192,299	9.6
NET LOSS ON DISPOSITION OF ASSETS AND OTHER IMPAIRMENT AND EXIT CHARGES	6,211	1.0	—	—	7,426	0.4	—	—

EARNINGS (LOSS) FROM OPERATIONS	1,265	0.2	23,373	3.4	19,492	1.1	65,091	3.3

Interest expense	2,705	0.4	4,367	0.6	9,589	0.5	13,457	0.7
Interest income	(211)	—	(494)	(0.1)	(763)	—	(1,634)	(0.1)

	2,494	0.4	3,873	0.6	8,826	0.5	11,823	0.6

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(1,229)	(0.2)	19,500	2.9	10,666	0.6	53,268	2.7

INCOME TAXES	535	0.1	7,383	1.1	4,655	0.3	19,633	1.0

EARNINGS (LOSS) BEFORE MINORITY INTEREST	(1,764)	(0.3)	12,117	1.8	6,011	0.3	33,635	1.7

MINORITY INTEREST	(187)	—	(778)	(0.1)	(875)	—	(1,610)	(0.1)

NET EARNINGS (LOSS)	$(1,951)	(0.3)	$11,339	1.7	$5,136	0.3	$32,025	1.6

EARNINGS (LOSS) PER SHARE — BASIC	$(0.10)		$0.59		$0.27		$1.68

EARNINGS (LOSS) PER SHARE — DILUTED	$(0.10)		$0.59		$0.27		$1.65

WEIGHTED AVERAGE SHARES OUTSTANDING FOR BASIC EARNINGS (LOSS)	19,092		19,097		19,045		19,070

WEIGHTED AVERAGE SHARES OUTSTANDING FOR DILUTED EARNINGS (LOSS)	19,092		19,361		19,233		19,419
SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2008	%	2007	%	2008	%	2007	%
Do-It-Yourself/Retail	$251,559	40%	$267,291	39%	$758,898	41%	$823,173	40%
Site-Built Construction	119,772	19%	158,035	23%	361,430	20%	457,663	23%
Industrial	166,327	27%	157,836	22%	480,947	26%	455,129	22%
Manufactured Housing	85,215	14%	110,006	16%	245,713	13%	304,426	15%

Total Gross Sales	622,873	100%	693,168	100%	1,846,988	100%	2,040,391	100%
Sales Allowances	(12,129)		(14,770)		(38,247)		(39,850)

Total Net Sales	$610,744		$678,398		$1,808,741		$2,000,541

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 2008/2007

(In thousands)
ASSETS	2008	2007

CURRENT ASSETS
Cash and cash equivalents	$31,459	$46,747
Accounts receivable	230,106	191,023
Inventories	197,843	228,799
Assets held for sale	11,950	25,411
Other current assets	46,247	31,669

TOTAL CURRENT ASSETS	517,605	523,649

OTHER ASSETS	7,587	7,744
INTANGIBLE ASSETS, NET	183,512	180,174
PROPERTY, PLANT AND EQUIPMENT, NET	250,078	283,179

TOTAL ASSETS	$958,782	$994,746

LIABILITIES AND SHAREHOLDERS' EQUITY	2008	2007

CURRENT LIABILITIES
Accounts payable	$101,430	$105,938
Accrued liabilities	92,458	85,997
Current portion of long-term debt and capital leases	445	1,086

TOTAL CURRENT LIABILITIES	194,333	193,021

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	166,713	197,435
OTHER LIABILITIES	52,346	53,168
SHAREHOLDERS’ EQUITY	545,390	551,122

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$958,782	$994,746

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED
SEPTEMBER 2008/2007

(In thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,136	$32,025
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	28,929	29,105
Amortization of intangibles	7,322	6,402
Expense associated with share-based compensation arrangements	875	391
Expense associated with stock grant plans	95	160
Deferred income taxes	(137)	(255)
Minority interest	875	1,610
Gain on sale of interest in subsidiary	—	(140)
Net loss on disposition of assets and other impairment and exit charges	6,165	32
Changes in:
Accounts receivable	(85,884)	(30,298)
Inventories	40,113	34,736
Accounts payable	16,395	12,874
Accrued liabilities and other	13,592	(5,483)
Excess tax benefits from share-based compensation arrangements	(162)	(745)

NET CASH FROM OPERATING ACTIVITIES	33,314	80,414

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(13,959)	(26,909)
Acquisitions, net of cash received	(23,338)	(57,087)
Proceeds from sale of interest in subsidiary	—	400
Proceeds from sale of property, plant and equipment	30,152	3,551
Advances on notes receivable	(997)	(122)
Collection of notes receivable	500	151
Other, net	(52)	(6)

NET CASH FROM INVESTING ACTIVITIES	(7,694)	(80,022)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under revolving credit facilities	(36,657)	27,204
Repayment of long-term debt	(2,332)	(28,200)
Proceeds from issuance of common stock	2,762	3,321
Distributions to minority shareholder	(961)	(1,225)
Investment received from minority shareholder	419	—
Dividends paid to shareholders	(1,139)	(1,047)
Repurchase of common stock	—	(5,273)
Excess tax benefits from share-based compensation arrangements	162	745
Other, net	(20)	(278)

NET CASH FROM FINANCING ACTIVITIES	(37,766)	(4,753)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(12,146)	(4,361)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	43,605	51,108

CASH AND CASH EQUIVALENTS, END OF PERIOD	$31,459	$46,747